Contact:   Michael R. Sand,
           President & CEO
           Dean J. Brydon, CFO
           (360) 533-4747
           www.timberlandbank.com

         Timberland Bancorp Earns $1.1 Million in Fiscal Third Quarter

Earnings Per Share of $0.12 for Quarter; Non-interest Income Increased 45%, Total Risk Based Capital at 16.19%; Loan Loss Reserve Strengthened to 2.23% of Loans; Total Loan Originations of $95 million for the Quarter


HOQUIAM, WA - July 28, 2009 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported fiscal third quarter profits of $1.06 million. Third quarter income available to common shareholders after being adjusted for preferred stock dividends of $210,000 and preferred stock discount accretion of $79,000 was $769,000, or $0.12 per diluted common share. This compares to a net loss of $546,000, or ($0.08) per diluted common share, for the quarter ended June 30, 2008 and a net loss of $1.60 million, or ($0.24) per diluted common share, for the quarter ended March 31, 2009.

For the first nine months of fiscal 2009, the Company reported net income of $27,000. However, income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was a
loss of $489,000, or ($0.07) per diluted common share.   This compares to net
income of $2.66 million or $0.40 per diluted common share for the first nine months of fiscal 2008 when no preferred dividends were due.


Fiscal Third Quarter 2009 Highlights: (quarter ended June 30, 2009 compared to the quarter ended June 30, 2008)
    * Capital levels remain exceptionally strong: Tier 1 Capital Ratio at 12.30%; Total Risk Based Capital at 16.19%
    * Revenues (excluding OTTI charges and the June 2008 loss on securities) increased 7% to $9.0 million from $8.4 million
    * Non-interest income (excluding OTTI charges and the June 2008 loss on securities) increased 45% to $2.8 million
    * Construction and land development loans decreased 30% year over year and 12% from the prior fiscal quarter
    *   Tangible book value per common share was $9.36 at quarter end
    *   Full service branch in Chehalis opened in May 2009

"The economic recession has significantly impacted the Pacific Northwest," said Michael R. Sand, President and CEO. "There are numerous opinions regarding the duration of this recession however, according to the July 13th Current Economic Indicators Letter produced by the Puget Sound Economic Forecaster, the Northwest may be seeing early signs of recovery." The
newsletter states:     we may be witnessing the first signs of the regional
economic recovery. Over the three-month period ending in May, closed home sales increased at a 28.9 percent annual rate, while residential building permits rose at a 48.9 percent rate. Home prices fell at a 19.9 percent rate between February and May but increased at a 15.3 percent rate between March and May. More specifically, the average house price, after dropping from $368,600 in February to $341,500 in March, rose to $350,200 in May. It is too early to conclude that the housing market has found its way back, especially considering the extremely low volume of home sales and housing permits at the present time, but these are the kind of numbers that one would expect to see around the turning point.'

"Possibly the authors of the above quote, the economists Conway and Pedersen, are correct in their analysis. We remain cautiously optimistic that our region will begin to climb out of one of the worst economic recessions this country has experienced," Sand continued. "The upturn in home sales is reducing the housing supply and low mortgage rates are contributing to better affordability. With that said, we continue to see stress in our loan portfolio, primarily in the construction and land related segments. We are well positioned from a capital and a potential earnings perspective to succeed during this downturn. Timberland retains excellent liquidity, substantial capital and a diversified deposit base not dependent on brokered deposits."

Timberland Q2 Earnings
July 28, 2009
Page 2


Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.19% and a Tier 1 capital ratio of 12.30% at June 30, 2009.

The non-performing assets ("NPAs") to total assets ratio was 4.94% at June 30, 2009 compared to 3.32% at March 31, 2009. During the quarter ended March 31, 2009 net charge-offs were $609,000 compared to $1.17 million during the quarter ended March 31, 2009. The allowance for loan losses totaled $12.4 million at June 30, 2009, or 2.23% of total loans compared to $12.0 million, or 2.13% of loans receivable at March 31, 2009 and $7.1 million, or 1.26% of loans receivable one year ago.

Non-performing loans ("NPLs") increased to $25.1 million at June 30, 2009 and were comprised of 46 loans and 38 credit relationships. Included in the NPLs are:

    * 5 - Land development loans totaling $5.88 million of which the largest has a balance of $2.12 million
    * 2 - Condominium construction loans totaling $5.68 million of which the largest has a balance of $4.29 million
    * 8 - Commercial real estate loans totaling $5.50 million of which the largest has a balance of $1.65 million
    * 13 - Land loans totaling $3.38 million of which the largest has a balance of $986,000
    * 7 - One-to-four family home loans totaling $2.32 million of which the largest loan has a balance of $995,000
    * 7 - One-to-four family spec construction loans totaling $2.17 million of which the largest loan has a balance of $546,000
    * 2 - Second mortgage loans secured by liens on one-to-four family homes totaling $92,000 of which the largest loan has a balance of $62,000
    * 1 - Commercial business loan with a balance of $78,000 secured by a lien on three condominium units
    *   1   Equipment loan with a balance of $15,000

Since June 30, 2009 one land loan with a balance of $81,000 was brought current and one condominium construction loan with a balance of $1.39 million became other real estate owned ("OREO"). The OREO total at June 30, 2009 was $7.70 million. The balance was comprised of 27 individual properties representing 11 relationships. Eight of the properties have accepted earnest money agreements on them which, if closed, will result in a $1.73 million reduction in the OREO balance. The largest OREO property has a balance of $2.26 million and consists of a 78 lot plat located in Richland Washington. The Richland/Kennewick/Pasco market is currently one of Washington State's better performing economic areas. Timberland continues to actively manage the disposition of OREO properties and has seen increased buyer interest in OREO properties.

Net charge-offs totaled $609,000 for the quarter ended June 30, 2009 and included the following:
    *   $340,000 on one land development loan
    *   $215,000 on eight speculative construction loans
    *   $39,000 on two single family home loans
    *   $11,000 on a consumer auto loan
    *   $4,000 on six land loans


Balance Sheet Management

Total assets decreased 2% during the quarter to $675.7 million at June 30, 2009 from $693.0 million at March 31, 2009. The $17.3 million decrease in total assets is primarily a result of a $12.9 million decrease in cash equivalents and an $8.6 million decrease in net loans receivable. During the quarter the Company used a portion of its excess liquidity to repay $26.0 million in brokered certificates of deposit. The Company continues to maintain a high level of liquidity, both on balance sheet and through off-balance sheet access to funds. Liquidity as measured by cash equivalents and available for sale investments securities to liabilities increased to 9.9% at June 30, 2009, from 7.2% one year ago. "We continue to work to improve the mix of loans in our portfolio, specifically by reducing our exposure to construction and land development loans, which have decreased more than $60 million year over year," said Dean Brydon, Chief Financial Officer. Although loan originations totaled $94.8 million during the current quarter, net loans receivable decreased 2% to $545.8 million at June 30, 2009, from $554.4 million at March 31, 2009. During the current quarter the one-to-four family speculative construction portfolio

Timberland Q2 Earnings
July 28, 2009
Page 3

decreased by 21% and the land development portfolio decreased by 14%. "Combined, we have reduced our exposure to construction and land development loans by 30% from a year ago," Brydon added.


LOAN PORTFOLIO
($ in thousands)           June 30, 2009      March 31, 2009    June 30, 2008
                          Amount   Percent   Amount   Percent  Amount  Percent
                          ------   -------   ------   -------  ------  -------
Mortgage Loans:
  One-to-four family    $110,338      19%   $120,519     20%  $105,791    17%
  Multi-family            25,702       4      22,472      4     37,465     6
  Commercial             178,941      30     164,778     27    140,785    23
  Construction and land
   development           142,006      24     160,980     26    202,029    32
  Land                    65,736      11      67,388     11     56,489     9
                        --------     ---    --------    ---   --------   ---
    Total mortgage
      loans              522,723      88     536,137     88    542,559    87
Consumer Loans:
  Home equity and
   second mortgage        41,950       7      43,948      7     46,771     7
  Other                   10,107       2      10,767      2     11,292     2
                        --------     ---    --------    ---   --------   ---
    Total consumer
     loans                52,057       9      54,715      9     58,063     9
Commercial business
 loans                    15,199       3      15,624      3     23,307     4
                        --------     ---    --------    ---   --------   ---
Total loans             $589,979     100%   $606,476    100%  $623,929   100%
Less:
  Undisbursed portion
   of construction
   loans in process      (29,447)            (37,543)          (57,335)
  Unearned income         (2,326)             (2,511)           (2,865)
  Allowance for loan
   losses                (12,440)            (12,049)           (7,076)
                        --------            --------          --------
Total loans receivable,
 net                    $545,766            $554,373          $556,653
                        ========            ========          ========

------------
(1) Includes loans held for sale


CONSTRUCTION LOAN COMPOSITION
($ in thousands)       June 30, 2009      March 31, 2009      June 30, 2008
                              Percent             Percent            Percent
                              of Loan             of Loan             of Loan
                     Amount  Portfolio   Amount  Portfolio   Amount  Portfolio
                     ------  ---------   ------  ---------   ------  ---------
Custom and owner/
 builder            $ 34,373      6%   $ 35,061      6%     $ 48,384     8%
Speculative           19,332      3      24,393      4        36,979     6
Commercial real
 estate               42,056      7      47,642      8        66,846    10
Multi-family
 (including
 condominium)         25,631      4      29,979      5        19,044     3
Land development      20,614      4      23,905      4        30,776     5
                    --------           --------             --------
  Total construction
   loans            $142,006           $160,980             $202,029


Loan demand remained strong as loan originations totaled $94.8 million for the quarter ended June 30, 2009 compared to $98.3 million for the preceding quarter and $80.1 million for the quarter ended one year ago. Increased loan originations in the past two quarters were primarily a result of increased demand to refinance one-to-four family mortgage loans at historically low interest rates. Timberland Bank continues to sell fixed rate one-to four-family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended June 30, 2009, fixed-rate one-to-four family mortgage loan sales totaled $69.6 million compared to $60.7 million for the preceding quarter and $16.0 million for the quarter ended one year ago.

Timberland's investment securities decreased by $837,000 during the quarter to $24.5 million at June 30, 2009 from $25.3 million at March 31, 2009, primarily as a result of regular amortization and prepayments and a $125,000 credit related other-than temporary-impairment ("OTTI") charge on 17 private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008.

Timberland Q2 Earnings
July 28, 2009
Page 4

DEPOSIT BREAKDOWN
($ in thousands)
                           June 30, 2009      March 31, 2009    June 30, 2008
                          Amount   Percent    Amount  Percent  Amount  Percent
                          ------   -------    ------  -------  ------  -------
Non-interest bearing    $ 50,153      10%   $ 53,783     11%  $ 50,701    11%
N.O.W. checking          102,186      21      95,093     19     90,476    19
Savings                   56,303      11      54,525     11     58,604    12
Money market              61,992      13      62,940     12     48,082    10
Certificates of deposit
 under $100              140,924      29     139,863     28    128,791    27
Certificates of deposit
 $100 and over            75,861      16      73,703     14     77,343    16
Certificates of
 deposit - brokered           --      --      25,991      5     25,937     5
                        --------     ---    --------    ---   -------    ---
  Total deposits        $487,419     100%   $505,898    100%  $479,934   100%
                        ========     ===    ========    ===   ========   ===


Total deposits decreased 4% to $487.4 million at June 30, 2009, from $505.9 million at March 31, 2009 primarily as a result of a $26.0 million decrease in brokered certificate of deposit ("CDs") accounts. Excluding brokered CDs, deposits increased 2% to $487.4 million at June 30, 2009, from $479.9 million at March 31, 2009. This increase was primarily due to an increase in N.O.W. checking account balances.

Total shareholders' equity increased $644,000 to $89.0 million at June 30, 2009, from $88.3 million at March 31, 2009 primarily due to net income of $1.06 million and a $474,000 reduction in accumulated other comprehensive loss. These increases to shareholders' equity were partially offset by dividends to common and preferred shareholders.

Operating Results

Fiscal third quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and the June 2008 loss on the redemption of mutual funds), increased 7% to $9.0 million compared to $8.4 million in the like quarter a year ago. The increase was primarily a result of increased non-interest income from loan sales (gain on sale of loans and servicing income recorded) and increased non-interest income from service charges on deposits. For the first nine months of fiscal 2009, operating revenues (excluding OTTI charges and loss on redemption of mutual funds) increased 7% to $26.9 million from $25.1 million in the first nine months of fiscal 2008. The increase was primarily a result of increased non-interest income from loan sales, increased fee income on deposit accounts and a $134,000 non-recurring gain from a change in the Bank's investment in bank owned life insurance ("BOLI").

Net interest income before the provision for loan losses decreased 5% to $6.2 million for the quarter ended June 30, 2009, from $6.5 million for the like quarter one year ago with interest and dividend income decreasing 7% and interest expense decreasing 12%. The decrease in net interest income was primarily due to an increase in non-accrual interest and margin compression due to the lower interest rate environment. In spite of the challenging interest rate environment, Timberland's net interest margin remained strong at 3.86% for the current quarter, a decrease of 20 basis points from 4.06% for the quarter ended March 31, 2009 and a decrease of 37 basis points from 4.23% for the quarter a year ago. The reversal of interest income on loans placed on non-accrual status during the quarter ended June 30, 2009 reduced the net interest margin by approximately 22 basis points.

For the first nine months of fiscal 2009, net interest income before the provision for loan losses decreased 5% to $19.1 million from $20.1 million in the like period a year ago. Net interest margin year to date was 4.03%, down 39 basis points from a year ago.

In the third fiscal quarter Timberland recorded a provision of $1.0 million to its allowance for loan losses, compared to $5.2 million in the preceding quarter and $500,000 in the like quarter in the prior fiscal year. For the first nine months of fiscal 2009, the provision for loan losses totaled $7.5 million, compared to $2.4 million in the first nine months of fiscal 2008.
Net charge-offs for the quarter ended June 30, 2009 totaled $609,000 compared to $1.17 million for the quarter ended March 31, 2009 and $121,000 for the quarter ended June 30, 2008. Year to date, net charge-offs were $3.0 million compared to $121,000 in the first nine months one year ago.

Timberland's total operating (non-interest) expenses increased 30% to $6.4 million for the third fiscal quarter from $4.9 million from the like quarter one year ago and increased 17% from $5.4 million from the immediately prior quarter. The increased

Timberland Q2 Earnings
July 28, 2009
Page 5

expenses during the current quarter were primarily due to increased FDIC insurance expenses (including a special FDIC assessment of $300,000), increased OREO related expenses and increased loan monitoring and collection related expenses. Year to date, total operating expenses increased 16% to $17.4 million from $15.0 million in the first nine months of fiscal 2008.


About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo. Timberland Bank received a four-star rating from Bauer Financial, a widely recognized independent bank rating agency.

Timberland Q2 Earnings
July 28, 2009
Page 6

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                         Three Months
($ in thousands, except per                              Ended
 share amounts)                            June 30,     March 31,     June 30,
(unaudited)                                   2009          2009         2008
                                           -------      --------      -------
  Interest and dividend income
  Loans receivable                          $9,240      $ 9,419       $ 9,825
  Investments and mortgage-backed
   securities                                  322          347           235
  Dividends from mutual funds and FHLB stock     9            9           272
  Federal funds sold                             8            5            28
  Interest bearing deposits in banks            32           21             8
                                            ------      -------       -------
    Total interest and dividend income       9,611        9,801        10,368

  Interest expense
  Deposits                                   2,440        2,385         2,703
  FHLB advances                                979          999         1,161
  Other borrowings                             - -           --             4
                                            ------      -------       -------
    Total interest expense                   3,419        3,384         3,868
                                            ------      -------       -------
    Net interest income                      6,192        6,417         6,500

  Provision for loan losses                  1,000        5,176           500
                                            ------      -------       -------
    Net interest income after provision
     for loan losses                         5,192        1,241         6,000

  Non-interest income
  Total OTTI on securities                    (522)      (1,742)           --
  Less: portion recorded as other
   comprehensive loss                          397          749            --
                                            ------      -------       -------
  Net OTTI loss recognized                    (125)        (993)           --

  Service charges on deposits                1,066        1,009           948
  Gain on sale of loans, net                   414          340           127
  Loss on redemption of mutual funds            --           --        (2,822)
  Bank owned life insurance ("BOLI")
   net earnings                                123          256           121
  Servicing income on loans sold               607          703           234
  ATM transaction fees                         326          306           329
  Other                                        263          291           170
                                            ------      -------       -------
    Total non-interest income                2,674        1,912          (893)

  Non-interest expense
  Salaries and employee benefits             2,919        2,826         2,812
  Premises and equipment                       719          696           519
  Advertising                                  252          229           228
  OREO and other repossessed items expense     391           99           - -
  ATM expenses                                 162          161           136
  FDIC insurance expense                       400           99            25
  Postage and courier                          203          126           129
  Amortization of core deposit intangible       54           54            62
  State and local taxes                        152          154           149
  Professional fees                            199          213           175
  Other                                        922          785           684
                                            ------      -------       -------
    Total non-interest expense               6,373        5,442         4,919

  Income (loss) before federal and state
   income taxes                              1,493       (2,289)          188
  Provision (benefit) for federal and
   state income taxes                          435         (896)          734
                                            ------      -------       -------
  Net income (loss)                         $1,058      $(1,393)       $ (546)
                                            ======      =======        ======

Timberland Q2 Earnings
July 28, 2009
Page 7

  Preferred stock dividends                 $  210      $   208        $   --
  Preferred stock discount accretion            79           --            --
                                            ------      -------       -------
  Net income (loss) avail. to common
   shareholders:                            $  769      $(1,601)       $ (546)
                                            ======      =======       =======

  Earnings (loss) per common share:
    Basic                                   $ 0.12      $ (0.24)       $(0.08)
    Diluted                                 $ 0.12      $ (0.24)       $(0.08)

  Weighted average common shares outstanding:
    Basic                                6,645,229    6,614,216     6,446,303
    Diluted                              6,645,229    6,614,216     6,524,818

Timberland Q2 Earnings
July 28, 2009
Page 8

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                            Nine Months Ended
($ in thousands, except per share)                    June 30,       June 30,
(unaudited)                                              2009           2008
                                                      -------        -------
Interest and dividend income
Loans receivable                                      $28,229        $30,947
Investments and mortgage-backed securities              1,081            625
Dividends from mutual funds and FHLB stock                 29          1,090
Federal funds sold                                         36             87
Interest bearing deposits in banks                         62             22
                                                      -------        -------
  Total interest and dividend income                   29,437         32,771


Interest expense
Deposits                                                7,321          9,153
FHLB advances                                           3,042          3,510
Other borrowings                                            1             18
                                                      -------        -------
  Total interest expense                               10,364         12,681
                                                      -------        -------
  Net interest income                                  19,073         20,090

Provision for loan losses                               7,491          2,400
                                                      -------        -------
  Net interest income after provision for
   loan losses                                         11,582         17,690

Non-interest income
Total OTTI on securities                               (2,685)            --
Less: portion recorded as other comprehensive loss        397             --
Net OTTI loss recognized                               (2,288)            --
                                                      -------        -------

Service charges on deposits                             3,224          2,292
Gain on sale of loans, net                                918            364
Loss on redemption of mutual funds                         --         (2,822)
BOLI net earnings                                         501            360
Servicing income on loans sold                          1,460            531
ATM transaction fees                                      920            930
Other                                                     756            504
                                                      -------        -------
  Total non-interest income                             5,491          2,159

Non-interest expense
Salaries and employee benefits                          8,818          8,718
Premises and equipment                                  2,079          1,634
Advertising                                               672            678
OREO and other repossessed items expense                  552             --
ATM expenses                                              448            426
FDIC insurance expense                                    586             51
Postage and courier                                       448            376
Amortization of core deposit intangible                   163            186
State and local taxes                                     449            447
Professional fees                                         547            467
Other                                                   2,589          1,993
                                                      -------        -------
  Total non-interest expense                           17,351         14,976

Income (loss) before federal and state income taxes      (278)         4,873
Provision (benefit) for federal and state income taxes   (305)         2,218
                                                      -------        -------
  Net income                                          $    27        $ 2,655
                                                      =======        =======

Timberland Q2 Earnings
July 28, 2009
Page 9

Preferred stock dividends                             $   437        $    --
Preferred stock discount accretion                         79             --
                                                      -------        -------
Net income (loss) avail. to common shareholders       $  (489)       $ 2,655
Earnings (loss) per common share:
  Basic                                               $ (0.07)       $  0.41
  Diluted                                             $ (0.07)       $  0.40
Weighted average common shares outstanding:
  Basic                                             6,609,915      6,467,874
  Diluted                                           6,609,915      6,587,120

Timberland Q2 Earnings
July 28, 2009
Page 10

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands, except per share amounts)
 (unaudited)                                  June 30,   March 31,   June 30,
Assets                                           2009        2009       2008
                                              --------   --------   --------
Cash equivalents:
  Cash and due from financial institutions    $ 12,118   $ 10,001   $ 14,776
  Interest-bearing deposits in other banks      31,853     46,892      3,196
  Federal funds sold                               - -        - -      5,565
                                              --------   --------   --------
                                                43,971     56,893     23,537

Investments and mortgage-backed securities:
  Held to maturity                              10,554     10,726     14,684
  Available for sale                            13,898     14,563     18,828
FHLB stock                                       5,705      5,705      5,705
                                              --------   --------   --------
                                                30,157     30,994     39,217

Loans receivable                               555,961    558,644    562,664
Loans held for sale                              2,245      7,778      1,065
Less: Allowance for loan losses                (12,440)   (12,049)    (7,076)
                                              --------   --------   --------
Net loans receivable                           545,766    554,373    556,653


Accrued interest receivable                      2,918      2,913      2,932
Premises and equipment                          18,174     17,698     16,286
OREO and other repossessed items                 7,698      2,827        879
BOLI                                            13,403     13,280     12,775
Goodwill                                         5,650      5,650      5,650
Core deposit intangible                            809        863      1,034
Mortgage servicing rights                        2,366      1,912      1,277
Other assets                                     4,812      5,601      3,514
                                              --------   --------   --------
Total Assets                                  $675,724   $693,004   $663,754
                                              ========   ========   ========

Liabilities and Shareholders' Equity
Non-interest-bearing deposits                 $ 50,153   $ 53,783   $ 50,697
Interest-bearing deposits                      437,266    452,115    429,237
                                              --------   --------   --------
  Total deposits                               487,419    505,898    479,934

FHLB advances                                   95,000     95,000    104,645
Other borrowings: repurchase agreements            666        689      1,007
Other liabilities and accrued expenses           3,652      3,074      3,393
                                              --------   --------   --------
Total Liabilities                              586,737    604,661    588,979
                                              --------   --------   --------

Shareholders' Equity
Preferred stock - $.01 par value; 1,000,000
 shares authorized;                             15,487     15,437         --
  June 30, 2009 - 16,641 shares issued and
   outstanding
  March 31, 2009 - 16,641 shares issued and
   outstanding
Common stock - $.01 par value; 50,000,000
 shares authorized;                             10,328     10,301      8,775
  June 30, 2009 - 7,045,036 shares issued and
   outstanding
  March 31, 2009 - 7,045,036 shares issued and
   outstanding
  June 30, 2008 - 6,901,453 shares issued and
   outstanding
Unearned shares- Employee Stock Ownership Plan  (2,578)    (2,644)    (2,842)
Retained earnings                               66,802     66,775     68,822
Accumulated other comprehensive income (loss)   (1,052)    (1,526)        20
                                              --------   --------   --------
Total Shareholders' Equity                      88,987     88,343     74,775
                                              --------   --------   --------
Total Liabilities and Shareholders' Equity    $675,724   $693,004   $663,754
                                              ========   ========   ========

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Timberland Q2 Earnings
July 28, 2009
Page 11


KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                   Three Months Ended
                                          ----------------------------------
                                          June 30,      March 31,    June 30,
                                             2009           2009        2008
                                          -------       --------     -------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)         0.61%        (0.82%)      (0.33%)
Return (loss) on average equity (a)         4.79%        (6.10%)      (2.91%)
Net interest margin (a)                     3.86%         4.06%        4.23%
Efficiency ratio (b)                       71.88%        65.34%       87.73%

                                                  Nine Months Ended
                                           ---------------------------------
                                           June 30,                  June 30,
                                              2009                      2008
                                           -------                   -------
Return on average assets (a)                0.01%                      0.54%
Return on average equity (a)                0.04%                      4.73%
Net interest margin (a)                     4.03%                      4.42%
Efficiency ratio (b)                       70.64%                     67.31%


                                          June 30,      March 31,    June 30,
                                             2009           2009        2008
                                          -------       --------     -------
ASSET QUALITY RATIOS:
Non-performing loans                      $25,113       $19,867      $ 9,391
Non-performing investment securities          572           310           --
OREO and other repossessed assets           7,698         2,827          879
                                          -------       -------      -------
Total non-performing assets               $33,383       $23,004      $10,270

Non-performing assets to total assets (c)    4.94%         3.32%        1.55%
Allowance for loan losses to non-
 performing loans                              50%           61%          75%
Troubled debt restructured loans          $    --       $    --      $    --
Past due 90 days and still accruing       $   830       $    --      $    --

CAPITAL RATIOS:
Tier 1 leverage capital                     12.30%        12.47%       10.41%
Tier 1 risk based capital                   14.93%        15.01%       12.08%
Total risk based capital                    16.19%        16.27%       13.33%

BOOK VALUES:
Book value per common share (d)           $ 10.42       $ 10.18      $ 10.83
Book value per common share (e)           $ 10.80       $ 10.72      $ 11.46
Tangible book value per common share
 (d) (f)                                  $ 9.36        $  9.26      $  9.87
Tangible book value per common share
 (e) (f)                                  $ 9.84        $  9.75      $ 10.44

-----------------
(a)  Annualized
(b) Calculation includes the OTTI charge incurred during the periods ended March 31, 2009 and June 30, 2009. Excluding OTTI charges the efficiency ratio was 70.88% for three months ended June 30, 2009; 58.38% for the three months ended March 31, 2009; and 64.62% for the nine months ended June 30, 2009.
(c) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(d)  Calculation includes ESOP shares not committed to be released
(e)  Calculation excludes ESOP shares not committed to be released
(f) Calculation subtracts goodwill and core deposit intangible from the equity component

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Timberland Q2 Earnings
July 28, 2009
Page 12

AVERAGE BALANCE SHEET:                            Three Months Ended
                                          ----------------------------------
                                          June 30,      March 31,    June 30,
                                             2009           2009        2008
                                          -------       --------     -------
Average total loans                       $562,105      $568,981    $560,515
Average total interest earning assets (a)  641,468       632,479     614,383
Average total assets                       688,411       678,750     659,998
Average total interest bearing deposits    450,974       434,896     415,495
Average FHLB advances and other borrowings  95,612        97,786     110,903
Average shareholders' equity                88,433        91,368      74,956

                                                    Nine Months Ended
                                          ----------------------------------
                                          June 30,                   June 30,
                                             2009                       2008
                                          -------                    -------
Average total loans                       $565,274                  $548,346
Average total interest earning assets (a)  630,421                   605,949
Average total assets                       676,809                   652,804
Average total interest bearing deposits    438,762                   412,904
Average FHLB advances and other borrowings  97,954                   109,794
Average shareholders' equity                85,445                    74,901

--------------
(a)  Includes loans on non-accrual status


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.


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